                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                    Commission File Number 0-631

                           NOTIFICATION OF LATE FILING

(Check One):  [] Form 10-K [] Form 11-K [] Form 20-F [X] Form 10-Q [] Form N-SAR

For Period Ended:                     DECEMBER 31, 2002
                 ---------------------------------------------------------------

[ ]  Transition Report on Form 10-K        [ ]   Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F        [ ]   Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

    READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant            NUTRITION MANAGEMENT SERVICES COMPANY
                       ---------------------------------------------------------

Former name if applicable
                         -------------------------------------------------------
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                                   BOX 725, KIMBERTON ROAD,
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Address of principal executive office (STREET AND NUMBER)

City, state and zip code           KIMBERTON, PA 19442
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                                     PART II
                             RULE 12b-25(b) AND (c)

            If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X]  (a) The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b) The subject annual report,  semi-annual  report,  transition  report on
     Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th  calendar day  following  the  prescribed  due date; or the subject  quarterly  report or  transition  report on Form 10-Q,  or portion thereof  will be filed on or before the fifth  calendar day  following  the prescribed due date; and

[ ]  (c)  The  accountant's  statement  or  other  exhibit  required  by  Rule
     12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

            State below in  reasonable  detail the reasons why Form 10-K,  11-K,
20-F,  10-Q,  N-SAR or the transition  report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

            The  Registrant  was  unable to file the Form  10-Q for the  quarter ended December 31, 2002 (the "Report")  without  unreasonable  effort or expense due to the related delays in gathering  information  for inclusion in the Report associated therewith

                                     PART IV
                               OTHER INFORMATION

            (1) Name and telephone number of person to contact in regard to this notification

            JOSEPH ROBERTS           (610)                    935-2050
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                (Name)             (Area Code)             (Telephone number)

            (2) Have all other periodic reports required under Section 13 or
15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment
Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                           [X] Yes  [ ] No

            (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                           [ ] Yes  [X] No

            If so:  attach  an  explanation  of  the  anticipated  change,  both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                      NUTRITION MANAGEMENT SERVICES COMPANY
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   February 12, 2003            /s/ Joseph Roberts
       -----------------            --------------------------------------------
                                    Name: Joseph Roberts
                                    Title: Chairman of the Board and Chief
                                           Executive Officer

               INSTRUCTION.  The form may be signed by an  executive  officer of the  registrant or by any other duly  authorized  representative.  The name  and  title of the  person  signing  the  form  shall be typed or printed beneath the signature. If the statement is signed on behalf of
          the  registrant  by  an  authorized   representative  (other  than  an
          executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

          Intentional  misstatements  or  omissions of fact  constitute  Federal criminal violations. (See 18 U.S.C. 1001).